EXHIBIT 99

Contact:

Kenneth J. Mahon

Exec. VP and Chief Financial Officer

718-782-6200 extension 8265

Stephanie Prince

Director of Corporate Marketing

718-782-6200 extension 8250

DIME COMMUNITY BANCSHARES, INC. AND DIME COMMUNITY CAPITAL TRUST I EXTEND THE EXPIRATION DATE OF THE EXCHANGE OFFER FOR ITS 7.0% CAPITAL SECURITIES TO OCTOBER 22, 2004

Brooklyn, NY – October 8, 2004 - Dime Community Bancshares, Inc. (NASDAQ: DCOM), the parent company of The Dime Savings Bank of Williamsburgh, announced today that its subsidiary, Dime Community Capital Trust I, has extended its offer to exchange its 7.0% Capital Securities, Series B (liquidation amount $1,000 per capital security), which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 7.0% Capital Securities, Series A (liquidation amount $1,000 per capital security), to 5:00 p.m., Eastern Time, on October 22, 2004.  The original expiration date for this exchange offer was 5:00 p.m., Eastern Time, on October 11, 2004.  As of 5:00 p.m., Eastern Time today, $45,800,000 of the $70,000,000 aggregate liquidation amount of the outstanding 7.0% Capital Securities, Series A, had not been tendered for exchange.  The extension is intended to allow additional time for the holders of the remaining outstanding 7.0% Capital Securities, Series A, to tender in exchange for the 7.0% Capital Securities, Series B.  As a result of the extension, tenders of 7.0% Capital Securities, Series A, received to date, may continue to be withdrawn at any time on or prior to the new expiration date.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which offer, solicitation or sale would be unlawful prior to registration under the securities law of any such state.

About Dime Community Bancshares

Dime Community Bancshares, Inc., a unitary thrift holding company, is the parent company of The Dime Savings Bank of Williamsburgh, Brooklyn, New York, founded in 1864.  With $3.47 billion in assets as of June 30, 2004, the Bank has twenty branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Bank can be found on the Bank's Internet website at www.dimedirect.com.

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